Exhibit 99.1

Evine Live Inc. Reports Fourth Quarter and Full Year 2017 Results

Company delivers strong profitability with highest Q4 Net Income in history and highest Q4 Adjusted EBITDA since 2010

MINNEAPOLIS, MN – March 14, 2018 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the 14-week fourth quarter and 53-week full year ended February 3, 2018. This compares to our 13-week fourth quarter and 52-week full year ended January 28, 2017.

Fiscal Year 2017 Fourth Quarter Financial Highlights

•	Net sales were $192.7 million, a 1.2% increase year-over-year.
•	Gross profit as a percentage of sales decreased 20 basis points year-over-year to 33.8%.
•	Net Income was $6.4 million, a 214% improvement year-over-year.
•	Adjusted EBITDA was $7.7 million, a 19% increase year-over-year.
•	EPS was $0.10, a 233% improvement year-over-year.

Fiscal Year 2017 Operating Highlights

•	Improved profitability in the third and fourth quarters combined by 28% year-over-year.

•	Completed the sale of our Boston television station.
•	Paid off our $17 million high interest term loan that was needed at the beginning of Fiscal 2016.
•	Converted our broadcast signal from SD to HD under budget and ahead of schedule.
•	Expanded our content distribution footprint by adding new HD channels in over 10 million homes.
•	Introduced 65 new brands including Mackenzie-Childs, Victoria Wieck, Akos Jankura, and Sharif Handbags.
•	Significantly improved our operational efficiencies in both fulfillment and customer solutions.
•	Improved the balance sheet by decreasing net debt by 17% compared to the end of fiscal 2015.
•	Significantly improved our digital and mobile technology to create a more seamless experience between all devices including transitioning from a third party to native mobile app.

Executive Commentary

“I’m pleased to report our fourth quarter results demonstrate the continued progress we’re making in improving profitability and strengthening our financial position,” said CEO Bob Rosenblatt. “We reached many financial milestones in the fourth quarter and the fiscal year, including the highest fourth quarter net income in the history of the company, the highest fourth quarter Adjusted EBITDA since 2010, and the first fiscal year of positive net income since 2007. I’m proud of the many accomplishments we made this year and also realize that we have the opportunity for continued progress, especially on revenue growth, as we leverage our undervalued interactive digital commerce assets and expertise to scale our enterprise and continue to improve our profitability and free cash flow.”

Rosenblatt continued, “Our fourth quarter sales growth of 1.2% was below our original estimates as we decided to focus on execution and profitability. As such, during the quarter we chose to minimize aggressive promotions and pulled back on marketing spend, that might have garnered higher revenues in the short term but would not have been additive to profitability or to our overall brand and company strategy. We had many successes during the fourth quarter and fiscal year by broadening our merchandising assortment vis-a-vis brand launches and extensions. In addition to that, there still remains ample opportunity and ‘white space’ to continue to strengthen and add to all merchandise categories. We have already made significant progress doing this during the Fall 2017 season and this progress is already beginning to bear fruit in 2018. The most accretive component of this to our contribution margin is in our proprietary and exclusive brand product areas. To that end, the progress to continue to minimize friction throughout the customer experience across all platforms along with continuing to broaden our assortment in proprietary and exclusive brand product areas will be the two key focuses in fiscal 2018.”

Rosenblatt continued, “Strategically, 2018 is the third year of our turnaround plan. This year is about profitable revenue growth, product development and customer growth. Reestablishing profitability and strengthening the balance sheet these past two years has not been easy but I’m proud of the strong foundation we’ve built and believe it positions us well for profitable top line growth in 2018 and beyond.”

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average selling price and EPS)

	Q4 2017 2/3/2018	Q4 2016 1/28/2017	Change	YTD 2017 2/3/2018	YTD 2016 1/28/2017	Change

Net Sales	$192.7	$190.5	1.2%	$648.2	$666.2	(2.7%)

Gross Margin %	33.8%	34.0%	(20 bps)	36.3%	36.3%	0 bps

Adjusted EBITDA	$7.7	$6.4	19%	$18.0	$16.2	11%

Net Income (Loss)	$6.4	$2.0	214%	$0.1	$(8.7)	N/A

EPS	$0.10	$0.03	233%	$0.00	$(0.15)	N/A

Net Shipped Units (000s)	3,052	3,132	(3%)	10,397	10,263	1%
Average Selling Price (ASP)	$57	$54	6%	$56	$57	(2%)
Return Rate %	19.0%	18.4%	60 bps	19.0%	19.4%	(40 bps)
Digital Net Sales %	54.4%	51.9%	250 bps	51.9%	49.5%	240 bps
Total Customers - 12 Month Rolling (000s)	1,295	1,429	(9%)	N/A	N/A	N/A

% of Net Merchandise Sales by Category
Jewelry & Watches	37%	38%		39%	41%
Home & Consumer Electronics	33%	31%		27%	25%
Beauty	17%	17%		16%	16%
Fashion & Accessories	13%	14%		18%	18%
Total	100%	100%		100%	100%

Fourth Quarter 2017 Results

•	The top performing category in the quarter was Home & Consumer Electronics, which grew 10% year-over-year. The Beauty category grew slightly year-over-year while Fashion, Jewelry & Watches both decreased slightly year-over-year.
•	Return rate for the quarter was 19.0%; an increase of 60 basis points year-over-year.
•	Gross profit as a percentage of sales decreased 20 basis points year-over-year to 33.8%, driven primarily by merchandise mix. Gross profit dollars increased 0.4% year-over-year to $65.1 million.
•	Operating expense decreased 1.0% year-over-year to $60.4 million.
•	Net Income was $6.4 million, a 214% improvement year-over-year, and EPS was $0.10, a 233% improvement year-over-year. Adjusted EBITDA increased 19% to $7.7 million.

Full Year 2017 Results

•	The top performing category during the year was Home & Consumer Electronics, which grew 3% year-over-year compared to a 22% decrease last year. Fashion and Beauty had slight decreases and Jewelry & Watches decreased 6%.

•	Return rate for the year was 19.0%, an improvement of 40 basis points year-over-year.

•	Gross profit as a percentage of sales was flat to last year at 36.3%. Gross profit dollars decreased 2.7% to $235.1 million.
•	Net Income was $0.1 million, an $8.9 million improvement year-over-year and Adjusted EBITDA increased 11% to $18.0 million.

•	EPS for the fiscal year was $0.00, which includes $2.1 million, or ($0.03) of executive and management transition costs, $1.5 million, or ($0.02) of loss on debt extinguishment, $3.5 million, or $0.05 of net tax benefit from the Boston station sale, and $0.6 million, or $0.01 of gain on the Boston station sale. EPS for fiscal 2016 was ($0.15), which includes $4.4 million, or ($0.07) of executive and management transition costs, and $0.7 million, or ($0.01) of distribution facility consolidation and technology upgrade costs.

Liquidity and Capital Resources

As of February 3, 2018, total cash was $24 million, compared to $23 million at the end of the third quarter. The Company also had an additional $18 million of unused availability on its revolving credit facility with PNC Bank, which gives the Company total liquidity of approximately $42 million as of the end of the fourth quarter.

Impact of 53rd Week in Fiscal 2017

Because Evine follows a 4-5-4 retail calendar, every five to six years the Company has an extra week of operations, and this occurred in fiscal 2017. Therefore, Q4 2017 and full year 2017 have 14 and 53 weeks, respectively, as compared to the same periods last year of 13 and 52 weeks. Q4 2017 results on a 13-week basis were calculated by excluding discrete items and then dividing actual Q4 2017 results by 14 and by multiplying the quotients by 13. Using this calculation, Q4 2017 net sales decreased 6% year-over-year and there was no change in EPS.

Fiscal Year 2018 Outlook

Note: Fiscal 2018 has 52 weeks compared to 53 weeks in Fiscal 2017.

We expect normalized sales growth in the 2% to 5% range on a 52-week over 52-week basis, which equates to 0% to 3% on a reported basis because of the extra week in fiscal 2017. We expect Adjusted EBITDA to be in the $19 to $21 million range, which would be growth of 5% to 17% year-over-year.1

Conference Call

A conference call and webcast to discuss the Company's fourth quarter earnings will be held at 8:30 a.m. Eastern Time on Wednesday, March 14, 2018:

WEBCAST LINK:	https://event.on24.com/wcc/r/1552340/070743253029E2B1A6683BAC8C5A988C

TELEPHONE:	1-877-407-9039 (domestic) or 1-201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
press@evine.com
(952) 943-6043

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

(1)	In accordance with SEC Guidance for Item 10(e)(1)(i)(A) of Regulation S-K, we have not provided a reconciliation of our expected Adjusted EBITDA range to expected net income range in this press release due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which certain GAAP to non-GAAP adjustments may be recognized. These adjustments may include the impact of such items as loss on debt extinguishment, gain on sale of assets, executive and management transition costs, restructuring charges, the effect of other certain one-time items, and the income tax effect of such items. We are unable to quantify these types of adjustments that would be required to be included in the GAAP measure without unreasonable efforts. In addition, we believe such a reconciliation would imply a degree of precision on inherently unpredictable events in our outlook that could be confusing to investors.

EVINE Live Inc.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	February 3,	January 28,
	2018	2017
	(Unaudited)

ASSETS
Current assets:
Cash	$23,940	$32,647
Restricted cash and investments	450	450
Accounts receivable, net	96,559	99,062
Inventories	68,811	70,192
Prepaid expenses and other	5,344	5,510
Total current assets	195,104	207,861
Property and equipment, net	52,048	52,715
FCC broadcasting license	-	12,000
Other assets	2,106	2,204
Total Assets	$249,258	$274,780

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$55,614	$65,796
Accrued liabilities	35,646	37,858
Current portion of long term credit facilities	2,326	3,242
Deferred revenue	35	85
Total current liabilities	93,621	106,981

Other long term liabilities	68	428
Deferred tax liability	-	3,522
Long term credit facilities	71,573	82,146
Total liabilities	165,262	193,077

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized;
zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized;
65,290,458 and 65,192,314 shares issued and outstanding	653	652

Additional paid-in capital	439,111	436,962

Accumulated deficit	(355,768)	(355,911)
Total shareholders' equity	83,996	81,703
Total Liabilities and Shareholders' Equity	$249,258	$274,780

 EVINE Live Inc.

 AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

 (In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Twelve-Month Periods Ended

	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017
Net sales	$192,716	$190,518	$648,220	$666,213
Cost of sales	127,664	125,698	413,108	424,686
Gross profit	65,052	64,820	235,112	241,527
Margin %	33.8%	34.0%	36.3%	36.3%
Operating expense:
Distribution and selling	53,566	52,839	199,484	207,030
General and administrative	5,656	6,049	24,442	23,386
Depreciation and amortization	1,579	2,016	6,370	8,041
Executive and management transition costs	174	-	2,145	4,411
Distribution facility consolidation and technology upgrade costs	-	147	-	677
Gain on sale of television station	(551)	-	(551)	-
Total operating expense	60,424	61,051	231,890	243,545
Operating income (loss)	4,628	3,769	3,222	(2,018)

Other income (expense):
Interest income	7	4	17	11
Interest expense	(1,118)	(1,540)	(5,084)	(5,937)
Loss on debt extinguishment	(323)	-	(1,457)	-
Total other expense	(1,434)	(1,536)	(6,524)	(5,926)

Income (loss) before income taxes	3,194	2,233	(3,302)	(7,944)

Income tax benefit (provision)	3,239	(186)	3,445	(801)

Net income (loss)	$6,433	$2,047	$143	$(8,745)

Net income (loss) per common share	$0.10	$0.03	$0.00	$(0.15)

Net income (loss) per common share
---assuming dilution	$0.10	$0.03	$0.00	$(0.15)

Weighted average number of
common shares outstanding:
Basic	65,279,081	64,185,333	63,870,046	59,784,594
Diluted	65,672,095	64,491,508	63,968,299	59,784,594

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

(Unaudited)

	For the Three-Month Periods Ended		For the Twelve-Month Periods Ended

	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017

Net income (loss)	$6,433	$2,047	$143	$(8,745)
Adjustments:
Depreciation and amortization	2,597	2,006	10,307	11,209
Interest income	(7)	(4)	(17)	(11)
Interest expense	1,118	1,540	5,084	5,937
Income taxes	(3,239)	186	(3,445)	801
EBITDA (as defined)	$6,902	$5,775	$12,072	$9,191

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$6,902	$5,775	$12,072	$9,191
Adjustments:
Executive and management transition costs	174	-	2,145	4,411
Loss on debt extinguishment	323	-	1,457	-
Gain on sale of television station	(551)	-	(551)	-
Distribution facility consolidation and technology upgrade costs	-	147	-	677
Non-cash share-based compensation expense	831	514	2,888	1,946
Adjusted EBITDA	$7,679	$6,436	$18,011	$16,225

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; loss on debt extinguishment; distribution facility consolidation and technology upgrade costs; gain on sale of television station and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact, including statements regarding guidance, industry prospects, future results of operations or financial position are forward-looking. We often use words such as anticipates, believes, estimates, expects, intends, predicts, hopes, should, plans, will and similar expressions to identify forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): variability in consumer preferences, shopping behaviors, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales and sales promotions; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a video commerce company; our ability to respond to changes in consumer shopping patterns and preferences; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant events (including disaster or weather events or events attracting significant television coverage) that either cause an interruption of television coverage or that divert viewership from our programming; disruptions in our distribution of our network broadcast to our customers; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under Item 1A(Risk Factors) in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.